EXHIBIT 99.1

SB Financial Group

Fourth Quarter 2015 Financial Results

January 22, 2016 at 11:00 a.m. Eastern

CORPORATE PARTICIPANTS

Mark Klein – Chairman, President, and CEO
Tony Cosentino – Chief Financial Officer
 Jon Gathman – Senior Lending Officer
Melissa Short – Executive Assistant

PRESENTATION

Operator

Good day and welcome to the SB Financial Group Fourth Quarter 2015 Financial Results conference call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero.

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your touchtone phone. To withdraw your question, please press star then two. Please note, this event is being recorded.

I would now like to turn the conference over to Melissa Short, Executive Assistant. Please go ahead.

Melissa Short

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the internet and will be also archived and available on our website at www.yoursbfinancial.com under the Investor Relations tab. Joining me today are Mark Klein, Chairman, President, and CEO; Tony Cosentino, Chief Financial Officer; and Jon Gathman, Senior Lending Officer.

Before I turn the call over to Mr. Klein, let me add that this call may contain certain forward-looking statements regarding SB Financial Group's financial performance, anticipated plans, operational results, and objectives. Forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the forward-looking statements at the end of our earnings release, and you are encouraged to review those factors. SB Financial Group undertakes no obligation to update any forward-looking statement except as required by law after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures.

I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Melissa, and good morning, everyone. Welcome to our fourth quarter and final webcast for 2015. As with prior quarters, more details on our quarterly and full year performance are available in our earnings release we filed yesterday and of course is available on our website. Once I make some general comments about our quarterly and annual performance, I'll ask Tony Cosentino, our CFO, to provide some more details on our underlying performance metrics. We’ll take some questions, and finally, I’ll close with some comments on our areas of focus for 2016.

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Highlights for the quarter include GAAP net income for the quarter was $1.87 million, a 23% improvement over the prior year with a return on average assets of 1.02% for the quarter and 1.06% for the year. Net income available to common shares for the quarter was $1.62 million or $0.29 per share representing approximately a 6.6% improvement over the prior year quarter. For the year, earnings available to common shares of $6.7 million or $1.19 earnings per share represent an 11% improvement or $0.12 more than the prior year of a $1.07. This was the strongest performance for SBFG in ten years.

Our loan balances expanded for the quarter nearly $17 million or over 3% from the prior year and over $41 million for the year, an improvement of 8%. Topline revenue for the quarter declined approximately 3% from the linked quarter, but expanded by 11.8% over the prior year quarter. For the year, our total revenue expanded by over $5 million or 15.7%. Organic balance sheet growth and stable net interest margins delivered the improvement.

Expenses for the quarter increased over 3% from the linked quarter and increased over 7% compared to the year ago quarter. Expenses for the year were up by 3.74%. Improvement in healthcare cost and general operating expenses drove our positive operating leverage.

Our efficiency ratio of 70.2% for the quarter declined from the prior year quarter of 72.8% due to the increased mortgage production and managed expenses. For the year, our efficiency improved to 68% from 76% in 2014 and 74% in 2013. Growth in expenses to expand our footprint and mortgage volume account for this variation.

Wealth management revenue increased to $645,000 or 1.42% compared to the linked quarter and declined 5% from the year ago quarter. For the year, however, our total revenue declined slightly.

Mortgage origination volume for the quarter was $67 million, a decline of approximately $21 million or 23% from the linked quarter, but a $15 million improvement over the prior year quarter or 29%. For the year, our volume of $323 million represented a significant increase of over $100 million or a 47% improvement over the prior year; 86% of our originations were new money to State Bank and drove our servicing portfolio to an all-time high of $773 million representing approximately a 17% expansion over the prior year.

Asset quality metrics and loan portfolio improvements remained relatively stable for the quarter compared to a year ago, but non-performing assets and net charge-offs were up slightly from a year ago quarter and the prior year. And Tony will expand a bit on these metrics momentarily.

And finally, our SBA loan generation strategy continued to provide momentum in non-interest income.

The results I mentioned are a direct reflection of our five strategic initiatives we’ve discussed over the last several years and our ability and commitment to execute on each of them. These five continue to be diversifying our revenue streams, strengthening our penetration in all of our markets, expanding product service utilization by new and existing clients, of course delivering gains in operational excellence, and maintaining and sustaining our asset quality.

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And now a little detail on each. Goals to diversify our revenue continue to drive our strategies and key initiatives. These sources include assets under management and our wealth management business line, residential mortgage sales, and SBA loan sale gains and deposit service fees. Our focus on these non-margin business lines continues to account for a significant portion of our performance improvement.

Collectively, these revenue sources were up over 12% from the year ago quarter and 22% over the prior year. Our ability to generate additional loan sale gains drove our non-interest income to higher levels. While mortgage banking net revenue was flat with the linked quarter, it was up over 67% from the prior year quarter and up nearly 47% over the prior year.

Loan sale gains as a percentage of total sales remains strong at 2.3%. We have continued to add new regions and high-level producers to our footprint. We are also now producing salable mortgages in two new markets in Ohio and one new market in Michigan.

As a result, for the quarter our Columbus region led the way with over $39 million in production followed by our Northwest Ohio and Northeast Indiana market with $20 million and our Findlay Lima region with over $7 million. This business line has provided a gateway to over 5,600 households and represents an increase in the number of households of nearly 14% over the prior year. Our mortgage loan officer average volume for the year was a healthy $22 million.

Agriculture and small business loan sale gains continue to add diversity to our strategy. Agricultural loan sale gains for the year were $153,000, while SBA loan sale gains were $75,000 for the quarter and $794,000 for the year, an increase of over $8 million in loan volume over the prior year and a 240% improvement over the prior year loan sale gains of $233,000.

Aggregately, all sales including residential generated $7.2 million or 46% of our total non-interest income and 18% of total revenue. Our vision is to expand these business lines deeper into each of our six regions. These sources help to drive our operating leverage for the year to 4.2 times.

Advising our wealth management clients and maintaining their assets and managing their assets remain a focus for our company. For the year, while our assets under management were off by 4% to $316 million, brokerage assets under our care increased to nearly $38 million representing a 12% improvement over the prior year. The pipeline for future growth in this business line remains strong, as does our interest in newer low share markets of Findlay, Columbus, Toledo, and Fort Wayne.

Finally, our deposit fees continue to expand as we develop our newer markets. Revenue for the year including service charges, overdrafts, and debit cards has increased over $88,000 or 3% from the prior year. This improvement was a direct reflection of our ability to expand our depositor base. In fact, this past year we opened over 2,500 new deposit accounts that include personal and business checking accounts and health savings accounts. Our goal here is to not only expand this segment of our fee generation strategy, but to also cross sell additional services to the client base when the needs arise.

Our second initiative remains growing our market share by increasing our presence in newer lower share higher growth markets. Our Findlay office is gaining traction. We’ve booked over $7.7 million in loans and generated over $20 million in salable residential real estate loans for our short nine months of operation this year. Our team is in place, our strategies are sound, and our potential in this market is immense.

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We formally opened our new full service office in Dublin, Ohio this past quarter. Our ability to deliver key business line products and services to over 1,000 new households annually provides us a platform for organic balance sheet growth. Additionally, while our new loan production offices in Tiffin, Ohio and Lambertville, Michigan provide only residential real estate loans, they do build the base for future potential franchise expansion.

Late last year we publicly announced that we purchased a newer facility from a regional bank in Bowling Green, Ohio. Many of us are already familiar with this region, and we are excited to expand our full line of services into this growing market in later 2016. This new location fits us quite well strategically and geographically.

Third is our strategy to expand product service utilization by new and existing clients. We know that growing into newer low share markets as I’d just mentioned as well as selling deeper into our existing client basis is needed to drive organic growth. This quarter we expanded our households by 131 to over 26,000 as we grew our number of products and services to nearly 54,000. We train our staff to identify client needs, we incent them to pinpoint the solution, and we organize our support staff to service each of them.

Our expectations are that we will build deep relationships with our clients over an entire lifetime. With the expectation by our staff to identify 100% of our clients’ needs comes the opportunity to build franchise value and our brand. Since 2006, we have been structured to work, not independently, but interdependently. This quarter we identified 463 referrals that led to over 326 new products and services and aggregately delivered over $19 million in new business to the bank. For the year, we closed nearly 1,100 referrals that converted into over $60 million of additional business. We are proactively working to provide value to our clients as we strengthen the depth of each of our relationships.

Operational excellence is the fourth key theme required for us to deliver on our performance improvement commitment. Our attention is revealed in the ability to provide seamless service to our 26,000 households. This commitment provides the loan growth that I mentioned earlier of $41 million and enabled us this past year to expand our balance sheet to over $733 million or 7% and our deposit base to over $586 million or 6.4%. Our initiatives to attract clients are working, and our results reflect that success.

Maintaining our asset quality is our fifth and final strategy. Another one of our competitive advantages is our ability to work in the best interest of our clients as we prudently grow our balance sheet. Our diverse base of professionals prospecting for loans, our seasoned credit underwriters providing meaningful analysis, and our experienced executive leadership team balancing the three positions us to expand and grow our competitive advantage.

Top quartile performance in this arena continues to be our goal. Consider our results for the year. Past due loans ended at 1.09%, charge-offs just 17 basis points, and our allowance remains strong at 1.25%.

Now I would like to ask our CFO, Tony Cosentino, to provide a bit more detail on our quarterly and annual performance. Tony?

Tony Cosentino

Thanks, Mark. As Mark has said, a very strong earnings quarter with GAAP net income up 23% from the prior year at $1.9 million or $0.29 per diluted share. Net income available to common shares was up 7% from the prior year.

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Let me start with a few high level comments on some of the factors affecting our results. Total revenue on a fully taxable equivalent basis was up 11.7% from the prior year, down slightly 3.3% from the linked quarter. Loan growth on an annual basis was up $41.3 million or 8%. And third, operating expense was up 7.5% from the prior year and 3.2% from the linked quarter. Operating leverage from the prior year quarter was a positive 1.6 times and 4.2 times for the entire year.

Now let’s look at our results in the context of Mark’s comments on our strategic initiatives and overall industry conditions. Beginning with the income statement starting with margin, net interest income on a fully taxable equivalent basis was up 8.4% from the prior year, down slightly from the linked quarter by 1.6%. End of period loan balances up $41.3 million, an increase of 8%, and from the linked quarter up $16.8 million or 3.1%. The yield on our earning assets declined just one basis point from the prior year as loan pricing remained stable, and compared to the linked quarter, yields on earning assets were down 10 basis points.

On the funding side, we continue to reduce our cost of interest bearing liabilities, which came in at 49 basis points for the quarter, down four basis points from the 53 basis points in the fourth quarter of 2014. Net interest margin at 3.76% was up three basis points from the prior year, but down 11 basis points from the linked quarter.

As we turn to fee income, mortgage originations of $67 million were up $15.1 million or 29% from the prior year quarter, but down $19.8 million or 23% for the linked quarter. Gains on sale came in at $1.4 million in excess of 2.4% on our sold volume of $56 million. Our current servicing portfolio of $773 million provided revenue for the quarter of $475,000. Servicing portfolio was up $110 million since the fourth quarter of 2014.

The mixed pricing and discipline selling have enabled us to sell 84% of our origination volume over the last year to our partners. As we add in our servicing portfolio, assets under management, and trust in the bank’s balance sheet, our company now manages nearly $1.9 billion in total customer assets.

Servicing rights on the mortgage portfolio continues to gain in value. At December 31, these rights were $7.2 million, which is a $1.4 million or 25% improvement over the fourth quarter of 2014. We still have a slight impairment remaining of $296,000, which we reduced slightly this quarter by $64,000. The earnings impact of servicing rights impairment was a swing from the prior year of $144,000.

As Mark said, small business lending continued its strong performance this quarter. We’ve sold $750,000 in loans for gains of $75,000, and for the entire year-to-date, we have sold $7.5 million in loans for total realized gains of $794,000. Gains are up from the prior year by $560,000.

On the expense side this quarter, we were up $475,000 or 7.5% from the prior year, and compared to the linked quarter, expenses were up 3.2% or $213,000. This quarter included slightly higher benefit costs and higher incentive accruals. As we look at our year-to-date expense level, we were up $970,000 or 3.7% for the full year of 2015. The increase was related to higher compensation expenses due to merit adjustments and increased mortgage and SBA commissions.

With our previously discussed 16% revenue growth year-to-date, operating leverage for the company for the year 4.2 times. Our efficiency ratio for the quarter came in at 70.2% reflective of both the higher revenue for the quarter and lower expense levels. On a year-to-date basis, our efficiency level of 68.4% is improved by 9.8% from the 2014 December year-to-date level.

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As we turn to the balance sheet and asset quality, we had the best loan growth thus far in 2015 this past quarter as we were up $16.8 million from the linked quarter, and as I said, for the full year up $41.3 million or 8%. Annualizing the growth rate of our current quarter would equal a 12% annualized growth rate in loans.

As we look at the prior year, loan growth was led by residential real estate with $25.2 million in growth, commercial real estate of $17.6 million, and consumer of $2.7 million. Responsible for the bulk of the consumer growth has been our credit card portfolio, which we started in June of 2013. This portfolio ended the quarter at $1.6 million with an average yield of 8.9%.

On the deposit side, we were up from the prior year by $35.5 million, which is a 6.5% growth rate. Included in that growth is an improvement in our non-interest bearing balances as a percentage of deposits to 19.3% from 17.8% one year prior. Total assets have grown nearly $49 million in the last 12 months or 7.1%, but our balance sheet remains very efficient and primed for profitability via our asset sensitivity.

Total loans are 76.1% of total assets with investments at just 12.8%, total of borrowings $57.7 million or just 7.9% of total assets, and obviously, we continued to have a high loan to deposit ratio of 95.2%. Non-performing assets comprise 1.15% of total assets for the fourth quarter of 2015. Total non-performing assets now stand at $8.4 million with 97% in non-performing loans and 3% or $286,000 in OREO properties.

The total level of non-performing assets is up $2.2 million from the year ago fourth quarter, but down $0.1 million from the linked quarter. Included in our non-performing asset total is $1.5 million in accruing restructured credits. These restructured loans, which are all nearly maturity extensions, added 21 basis points to our non-performing level. Absent these accruing restructured credits, total non-performing asset ratio would be just 94 basis points.

We have three large credits that comprise 59% of our total problem assets. Our OREO balances of $286,000 are all residential real estate properties, and stated values should match closely to proceeds upon disposition. Delinquency levels for the company remain stable this quarter, as the large credit that moved to non-performing has been part of our delinquency levels for some time. As to charge-offs, we had $236,000 this quarter for a year-to-date level of $881,000 or 17 basis points.

In summary, for the full year of 2015 net income available to common shares was $6.7 million up $1.4 million or 26.6%, and earnings per diluted share was $1.19 up $0.12 or 11.3% with ROA for the year 1.06%.

I will now turn the call back over the Mark.

Mark Klein

Thank you, Tony. In summary, overall it was a good quarter that contributed to a great year for our company. We were able to balance our growth initiatives with proper controls to improve our performance. We grew the balance sheet, expanded the loan portfolio, bolstered topline revenue, and expanded non-interest income. That led to our ROA improvement to now the 85th percentile among our 65-bank peer group.

Each of these improvements and our overall performance is consistent with and reflective of our commitment and collective level of execution. We intend to push our performance higher in 2016 and on into the top decile of our peer performers. This movement will require us to key in on our five strategic initiatives and at the same time embrace a smarter and more consistent execution strategy by our entire staff.

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Our attitude of persistent dissatisfaction will drive our behaviors and elevate our performance. We are positioned quite well to meet the needs of each of our key stakeholders. We thank you for your support and guidance this past year, and certainly look to continue to build value for all of our owners.

At this time, I’ll turn the call back to Melissa for any potential questions from our investment community. Melissa?

Melissa Short

Thank you, Mark. Operator, at this time we are now ready for our first question.

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question and answer session. If you’d like to ask a question, please press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two. At this time, we will pause momentarily to assemble our roster.

Our first question will come from Joe Warnecke from Fourthstone. Please go ahead with your question.

Joe Warnecke

Good morning, guys.

Mark Klein

Good morning, Joe.

Joe Warnecke

So, yes, a couple questions with respect to your growth outlook for 2016. You did 8% loan growth in 2015, is this something we can expect for 2016. And do you think that all of your growth will come from your existing markets or should we expect some additional branch openings over the course of the year?

Mark Klein

Well, Joe, great questions, and thank you for joining us. Yes, the last couple years we’ve enjoyed a little over 8% in our loan growth, and as we’ve discussed many times before, we are built for loan growth. We have six distinct regions with high level leaders, and we are expecting similar results in the coming year. Tony can give us a little more details. Jon Gathman’s here with me here this morning, but as we mentioned, we’re entering the Bowling Green market, which should certainly present some opportunities.

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We continue to cross sell across all fronts, all 200 employees; 87% of our employees referred business to another business line. So, no, we’re built for growth. We expect it, but we certainly do not, Joe, anticipate that growth to come on the heels of reduced credit criteria or metrics, but generally from our existing regions as well as potentially filling in holes in our existing footprint, which would be here in the Tri-State area.

Joe Warnecke

Okay. Great. And then I guess turning to the margin, what can we expect to see there, given the Fed raised rates last month? Are you going to see that compress at all or what do you guys see there?

Tony Cosentino

Yes. Hi, Joe. This is Tony. We’ve obviously seen some compression here in 2015. Our funding costs are probably at the low end of our expectation, and given our loan pipeline that we are looking at today, prices on the loan side have remained relatively stable, but we are seeing some pressure competitive-wise in a number of our higher growth markets.

Our expectation is that margin will be in the same range we’ve experienced here in the third and fourth quarter through much of ’16. We’re banking on the same level of rate increases from the Fed that is kind of accepted in the marketplace, and we’ve built those into our forward projections, which will help us from a margin perspective. So we think general rate moves in the market will offset competitive pressures and our funding cost increases in 2016.

Joe Warnecke

Okay. Okay. Thanks a lot. And then can you just talk generally about your credit environment? I know you had few issues last quarter and then in the third quarter, but are you seeing anything concerning or just kind of talk generally about that?

Jon Gathman

Joe, this is Jon Gathman. Really, no. We’re not concerned at all here heading into 2016, as Tony alluded and Mark in the presentation; we have three large credits. We have known about all three of those probably for two to three years in some manner that they’ve weakened for a variety of reasons. We have them all appropriately reserved. Really our overall level of criticized loans in the fourth quarter reached a—well at least 2007 I think—lowest level since 2007, so while we have those three hiccups, one of which went non-performing here in 2015, again, that we think is appropriately reserved, our overall level of criticized loans and delinquency has really decreased absent those three things.

Joe Warnecke

Okay. Well, thanks a lot. That’s all I’ve got. Congrats on a good quarter and a good year, and we’ll talk to you again later.

Mark Klein

Thanks, Joe, for joining.

Operator

As a reminder, if you’d like to ask a question please press star then one.

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Melissa Short

While we’re waiting for additional questions, I would like to remind you that today’s call will be accessible on our website at www.yoursbfinancial.com under the Investor Relations tab.

Operator

And as a final reminder, if you’d like to ask a question please press star then one.

CONCLUSION

Operator

And as I am not showing any further questions, this will conclude our question and answer session. I would like to turn the conference back over to Mr. Klein for any closing remarks.

Mark Klein

Thank you all for joining us this quarter. We did have a great year, and we certainly look forward to delivering to you our results for the first quarter of 2016. Have a great day.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines.

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